EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-115606 on Form S-8 for Epic Bancorp (formerly San Rafael Bancorp), of our report dated February 11, 2005 with respect to the consolidated balance sheets of Epic Bancorp and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-KSB of Epic Bancorp.

/s/ VAVRINEK, TRINE, DAY & CO., LLP
Rancho Cucamonga, California
March 30, 2005